EXHIBIT 10.47

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Execution Copy

AMENDMENT NO. 1 TO AMENDED AND RESTATED COLLABORATION AND LICENSE AGREEMENT FOR THE UNITED STATES

This AMENDMENT NO. 1 TO AMENDED AND RESTATED COLLABORATION AND LICENSE AGREEMENT FOR THE UNITED STATES (the “Amendment”) is made by and between POZEN Inc., a Delaware corporation (“POZEN”), and Horizon Pharma USA, Inc., a Delaware corporation (“Horizon,” and together with POZEN, the “Parties”). Reference is made to that certain Amended and Restated Collaboration and License Agreement for the United States, dated as of November 18, 2013, by and between POZEN and Horizon, as successor in interest to AstraZeneca AB (“AZ”) (the “Agreement”). All capitalized terms not herein defined shall have the meaning ascribed to them in the Agreement. This Amendment shall be effective automatically as of the Amended and Restated Effective Date.

WHEREAS, subject to that certain (i) Letter Agreement, dated as of the date hereof, by and among POZEN, Horizon and AZ, and (ii) Supply Agreement, dated as of the date hereof by and between Horizon and AZ, Horizon is acquiring all of AZ’s rights, title and interest in and to the Agreement, including, except as otherwise explicitly provided in the Agreement or the Amended and Restated Collaboration and License Agreement (the “ROW License Agreement”), by and between AstraZeneca and POZEN, all of AZ’s rights and obligations under the Agreement (the “Divestiture”);

WHEREAS, it is a condition precedent that POZEN consent to the Divestiture;

WHEREAS, POZEN has conditioned its consent to the Divestiture upon the simultaneous execution of this Amendment; and

WHEREAS, in consideration for POZEN’s consent, the Parties agree that simultaneously with the consummation of the Divestiture, the Agreement shall be amended pursuant to the terms and conditions of this Amendment.

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree to amend the Agreement as follows:

1.	Amendment to Section 8.1.1. Section 8.1.1 is hereby amended and restated to read in its entirety as follows:

“8.1.1             Royalty Rate. Subject to the terms and conditions of this Agreement, Licensee will pay to POZEN royalties based on the aggregate annual Net Sales of Products sold by Licensee, its Affiliates or Sublicensees, at the rate of 10% of aggregate Net Sales of Products sold in the Territory. In addition, effective only upon completion of the Divestiture, and only for each calendar year during which (i) the manufacture, use, sale, offer for sale, import or export of Products in the Territory would, without a license from POZEN to the Licensed Patents, infringe one or more Valid Claims of the Licensed Patents; and (ii) there are no Competing Products in the Territory, Licensee shall be required to pay POZEN the following minimum annual royalties (each a “Minimum Annual Royalty Amount”):

(a)        for calendar year 2014 (January 1, 2014 – December 31, 2014), Licensee shall pay POZEN a minimum royalty payment of Five Million Dollars ($5,000,000); and

(b)        for each calendar year beginning after January 1, 2015, Licensee shall pay POZEN a minimum royalty payment of Seven Million Five Hundred Thousand Dollars ($7,500,000).”

2.	Amendment to Section 8.2.1. Section 8.2.1 is hereby amended and restated to read in its entirety as follows:

“8.2.1             Sales Reporting.

(a)        Licensee will provide POZEN, within (i) […***…] ([…***…]) of the end of each of the first, second and third Calendar Quarters in each calendar year, and (ii) […***…] ([…***…]) of the end of the fourth Calendar Quarter in each calendar year, with a preliminary report setting forth for such Calendar Quarter and, with respect to the fourth Calendar Quarter, the calendar year, on a Product-by-Product basis, the amount of gross sales of each Product in the Territory, a calculation of Net Sales and a calculation of the amount of royalty payment due on such Net Sales, subject to the Minimum Annual Royalty Amounts set forth in Section 8.1.1 (Royalties), provided such report shall be based on preliminary financials of Licensee and Licensee shall be permitted to revise such reports as reasonably necessary in light of its review process at any time up to (i) […***…] ([…***…]) following the end of the relevant Calendar Quarter (with respect to the first, second and third Calendar Quarters); and (ii) […***…] ([…***…]) following the end of the fourth Calendar Quarter. If any payment reduction is claimed by Licensee under this Agreement from the full royalty rates set forth in Section 8.1.1 (Royalties), then the report will set forth in detail the claimed reduction and the related facts.

(b)        Licensee will provide POZEN, within (i) […***…] ([…***…]) of the end of each of the first, second and third Calendar Quarters in each calendar year, and (ii) […***…] ([…***…]) of the end of the fourth Calendar Quarter in each calendar year, with a final report setting forth for such Calendar Quarter and, with respect to the fourth Calendar Quarter, the calendar year, on a Product-by-Product basis, the amount of gross sales of each Product in the Territory, a calculation of Net Sales and a calculation of the amount of royalty payment due on such Net Sales, subject to the Minimum Annual Royalty Amounts set forth in Section 8.1.1 (Royalties), provided that Licensee shall use reasonable efforts to provide such report as soon as practicable to accommodate POZEN’s SEC filing requirements and to provide such reports in a shorter time period than the periods specified above if Licensee has such reports available for its own internal purposes. If any payment reduction is claimed by Licensee under this Agreement from the full royalty rates set forth in Section 8.1.1 (Royalties), then the report will set forth in detail the claimed reduction and the related facts.

(c)        At the request of POZEN, Licensee will, within (i) […***…] ([…***…]) […***…] of the end of each of the first, second and third Calendar Quarters in each calendar

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year, and (ii) […***…] ([…***…]) of the end of the fourth Calendar quarter in each calendar year, conduct a teleconference with POZEN (the “Quarterly Update Call”) in order to report, on a Product-by-Product basis, the commercial results for the Calendar Quarter. These results will include gross sales and Net Sales and […***…] for Products. These results will also include other information available to Licensee that would be relevant to explaining the results, for example, […***…]. During that call, Licensee will also provide POZEN with an update concerning […***…], as well as any […***…]. Licensee will provide POZEN with a reasonable opportunity to comment on such plans and agrees to reasonably consider all POZEN comments and suggestions with respect to such matters.

(d)        POZEN acknowledges and agrees that all information disclosed by Licensee pursuant to […***…] shall be subject to the restrictions set forth in Section 11 (Confidentiality) and […***…] of the […***…] on a […***…] or […***…] to be […***…] and […***…]. Notwithstanding the foregoing, Licensee and POZEN […***…] to […***…] of all […***…] in […***…], to the […***…] or […***…].”

3.	Amendment to Section 8.2.2. Section 8.2.2 is hereby amended and restated to read in its entirety as follows:

“8.2.2 Payment Timing. Licensee will make royalty payments to POZEN within […***…] ([…***…]) […***…] of the last day of each Calendar Quarter for which such payments are due under Section 8.1 (Royalties). Such quarterly payments shall be equal to the greater of (i) the applicable portion of the Minimum Annual Royalty Amount (i.e., Q1 = 25%; Q2 = 50%; Q3 = 75%; Q4 = 100%), minus the aggregate royalty amount paid by Licensee to POZEN during the then-current calendar year through the immediately preceding Calendar Quarter, or (ii) the actual royalty amount payable under the Section 8.1 (Royalties), calculated year-to-date, minus the aggregate royalty amount paid by Licensee to POZEN during the then-current calendar year through the immediately preceding Calendar Quarter. For purposes of clarity, the Parties agree with the following examples which assume the 2014 Minimum Annual Royalty Amount is applicable:

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(a)        If Net Sales in the first Calendar Quarter of 2014 equal $10 million, then the royalty payment to be made by Licensee to POZEN under this Section 8.2.2 shall equal $1,250,000 (i.e., the applicable Minimum Annual Royalty Amount ($1,250,000) exceeded the actual royalty payment ($1,000,000 (10% of $10,000,000 of Net Sales) for the Calendar Quarter).

(b)        If year-to-date Net Sales in the second Calendar Quarter of 2014 equal $40 million ($10 million in Q1 and $30 million in Q2), then the royalty payment to be made by Licensee to POZEN under this Section 8.2.2 for Q2 shall equal $2,750,000 (i.e., the actual royalty payment, calculated year-to-date, for the second Calendar Quarter ($4,000,000 (10% of $40,000,000 of Net Sales)), minus the aggregate royalty amount paid by Licensee to POZEN during the then-current calendar year ($1,250,000)).”

4.	Amendment to Section 9.10.2. Section 9.10.2 is hereby amended and restated to read in its entirety as follows:

“9.10.2           Hatch-Waxman Act. Notwithstanding Section 9.6.1 (Infringement by Third Parties) above, each Party will immediately give notice to the other Party of any notice it receives of certification filed under the Hatch-Waxman Act claiming that any of the Licensed Patents is invalid, unenforceable or that any infringement will not arise from the manufacture, use or sale of the POZEN Product by a Third Party. With regard to litigation arising out of or related to the submission of Abbreviated New Drug Applications to FDA referencing NDA #22-511 (the “Vimovo Litigation”), Licensee, at its cost and expense and with counsel selected by Licensee, controls and directs the Vimovo Litigation with respect to the Licensed Patents (including Joint Patents). POZEN shall cooperate with regard to the Vimovo Litigation in accordance with this Section 9.10.2, and POZEN’s litigation counsel may participate in the Vimovo Litigation with respect to the Licensed Patents (including Joint Patents) (without in any way limiting Licensee’s control thereof), at POZEN’s cost and expense; provided that Licensee will reimburse POZEN for the reasonable legal fees of POZEN’s litigation counsel incurred for the Vimovo Litigation from and after the Amended and Restated Effective Date, up to a maximum of […***…] for calendar year 2014 and […***…] for any other calendar year during the Term of this Agreement (pro-rated for any period less than a full calendar year), such reimbursement to be made within […***…] ([…***…]) days after receipt of invoices with reasonably detailed supporting information for such fees. The Parties agree that settlement of any action hereunder will be controlled as set forth in Section 9.6.3 (Cooperation). Any recovery realized as a result of an action hereunder will be allocated in accordance with Section 9.6.4 (Recovery). For purposes of clarity any other litigation matters with respect to the Licensed Patents (including Joint Patents) that in any way relate to the Hatch-Waxman Act shall be subject to the terms of this Section 9.10.2 and all other litigation matters related to infringement of the Licensed Patents and the Joint Patents shall be covered by Section 9.6. Any suit hereunder may be in the name of either or both Parties, as may be required by law and each Party agrees to cooperate fully in the prosecution of such action, including, if required to bring or maintain such action, the furnishing of a power-

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of-attorney or the joining of such action as a necessary party, executing all papers and instruments, or requiring its employees or contactors, to execute such papers and instruments so as to successfully prosecute any such action. For clarity, any Patent with Valid Claims solely directed to any product containing acetyl salicylic acid (including salts and derivatives thereof) is not a Licensed Patent; therefore, Licensee will have no right to bring infringement proceedings of such Patent under this Section 9.10.2. Notwithstanding anything in this Section 9.10.2 to the contrary, Licensee shall not have the right to bring an infringement proceeding under this Section 9.10.2 unless such proceeding involves a POZEN Product.”

5.	Amendment to Section 10.1. Section 10.1 is hereby amended by inserting this section 10.1A in its entirety as follows:

“10.1A     Additional POZEN Representations and Warranties. POZEN hereby warrants and represents to Licensee as of the Amended and Restated Execution Date and the Amended and Restated Effective Date that, except with respect to the Vimovo Litigation, none of the Licensed Patents, including the Joint Patents, is involved in any litigation, claim, proceeding, inventorship challenge, reissue, interference, reexamination or opposition in the Territory.”

6.	Amendment to Section 15.5. Section 15.5 is hereby amended and restated to read in its entirety as follows:

“15.5     Notices. All notices or other communications that are required or permitted hereunder will be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided herein), or sent by internationally-recognized overnight courier addressed as follows:

If to POZEN, to:

POZEN Inc.

1414 Raleigh Road, Suite 400

Chapel Hill, NC 27517

USA

Attention: President and CEO

Facsimile: (919) 913-1039

With a copy to:

DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120

Short Hills, New Jersey 07078

USA

Attention: Andrew P. Gilbert

Facsimile: (973) 520-2575

If to Licensee, to:

Horizon Pharma USA, Inc.

520 Lake Cook Rd.

Suite 520

Deerfield, IL 60015

Attention: President and CEO

With a copy to:

Horizon Pharma USA, Inc.

520 Lake Cook Rd.

Suite 520

Deerfield, IL 60015

Attention: Brian K. Beeler

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a Business Day, and (ii) on the second Business Day after dispatch, if sent by nationally-recognized overnight courier. It is understood and agreed that this Section 15.5 (Governing Law; Dispute Resolution) is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.”

7.

Reference to Agreement. Upon and after the effectiveness of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as modified and amended by this Amendment; provided nothing herein shall affect the Three-Party Agreement, which shall remain in full force and effect in accordance with its terms.

8.

Effectiveness of Agreement. The Amendment set forth above shall not be effective until execution and delivery of this Amendment by both Parties. Except as specifically amended above, the Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of the Parties; provided nothing herein shall affect the Three-Party Agreement, which shall remain in full force and effect in accordance with its terms.

9.

No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of either Party under the Agreement, nor constitute a waiver of any provision of the Agreement.

10.	Governing Law; Dispute Resolution. Section 15.4 of the Agreement governs any dispute arising out of or related to this Amendment.

11.	Notices. All notices or other communications that are required or permitted hereunder will be made according to Section 15.5 of the Agreement.

12.

Headings. The headings for each Article and Section in this Amendment have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

13.	Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.

No Strict Construction. This Amendment has been submitted to the scrutiny of, and has been negotiated by, both Parties and their counsel, and will be given a fair and reasonable interpretation in accordance with its terms, without consideration or weight being given to any such terms having been drafted by any Party or its counsel. No rule of strict construction will be applied against either Party.

IN WITNESS WHEREOF, the Parties have executed this Amendment in duplicate originals by their duly authorized representatives as of November 18, 2013.

POZEN INC.

/s/ John R. Plachetka
Name: John R. Plachetka Title: Chairman, President & CEO

HORIZON PHARMA USA, INC.

/s/ Timothy P. Walbert
Name: Timothy P. Walbert Title: Chairman, President & Chief Executive Officer